Exhibit 10.1
FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
AMONG
PARALLEL PETROLEUM CORPORATION,
AS BORROWER,
AND
CITIBANK, N.A.
AND THE INSTITUTIONS NAMED HEREIN,
AS LENDERS,
AND
CITIBANK, N.A.
AS JOINT LEAD ARRANGER AND
ADMINISTRATIVE AGENT,
AND
BNP PARIBAS,
AS JOINT LEAD ARRANGER AND
SYNDICATION AGENT
May 16, 2008

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34.	Communications Via Internet	68
35.	Amendment and Restatement	69
36.	USA Patriot Act Notice	69

Exhibits

Exhibit “A”	-	Notice of Borrowing
Exhibit “B”	-	Revolving Note
Exhibit “C”	-	Certificate of Compliance
Exhibit “D”	-	Assignment and Acceptance Agreement

Schedules

Schedule “1”	-	Liens
Schedule “2”	-	Financial Condition
Schedule “3”	-	Liabilities
Schedule “4”	-	Litigation
Schedule “5”	-	Gas Imbalances; Prepayments
Schedule “6”	-	Title Matters
Schedule “7”	-	Curative Matters

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter referred to as this “Agreement”) executed as of the 16th day of May, 2008, is by and among PARALLEL PETROLEUM CORPORATION, a Delaware corporation (“Borrower”), and CITIBANK, N.A., a national banking association (“Citibank”), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 29 hereof or any successor or assignee thereof (hereinafter collectively referred to as “Lenders”, and individually, “Lender”), and Citibank, as Joint Lead Arranger and as Administrative Agent (“Agent”) and BNP Paribas, as Joint Lead Arranger and as Syndication Agent (“Syndication Agent”).
WITNESSETH:
     WHEREAS, Borrower has requested that the Lenders provide Borrower with a $600,000,000 revolving credit facility and the Lenders are willing to make such facility available to Borrower, subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:
     1. Definitions. When used herein the terms “Agent”, “Agreement”, “Borrower”, “Citibank”, “Lender”, “Lenders” and “Syndication Agent” shall have the meanings indicated above. When used herein the following terms shall have the following meanings:
     Adjusted Consolidated Net Worth shall mean Borrower’s consolidated stockholders’ equity, as determined in accordance with GAAP, excluding the cumulative effect of any change in accounting principles after December 31, 2007, and the after-tax net effect of any non-recurring non-cash charges after December 31, 2007, including, without limitation, any charges under Financial Accounting Standards Board Statement Nos. 133 and 144, as amended, supplemented or modified from time to time.
     Advance means a borrowing hereunder (i) made to Borrower by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same type and, in the case of LIBOR Loans, for the same Interest Period.
     Affiliate means any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.
     Alternate Base Rate means, as of any date, a rate of interest per annum equal to the higher of (i) the Base Rate for such date, or (ii) the sum of the Federal Funds Effective Rate for such date plus one-half of one percent (.50%) per annum.
     Assignment and Acceptance means a document substantially in the form of Exhibit “D” hereto.
     Available Commitment means, at any time, the Commitment then in effect minus the Total Outstandings.
     Base Rate shall mean the fluctuating rate of interest per annum established and announced from time to time by Citibank, N.A. as its prime rate (which is not necessarily the lowest rate charged to any customer). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of any change in said prime rate.
     Base Rate Loans shall mean any loan during any period which bears interest based upon the Alternate Base Rate or which would bear interest based upon the Alternate Base Rate if neither the Maximum Rate ceiling nor the minimum 4.75% floor rate under Section 4(a)(i) hereof was in effect at that particular time.
     Base Rate Margin means zero percent (0%) per annum.
     Borrowing Base shall mean the value assigned by the Lenders from time to time to the Oil and Gas Properties or other Collateral pursuant to Section 7 hereof.
     Borrowing Base Deficiency is used herein as defined in Section 9(b) hereof.
     Borrowing Base Usage shall mean, as of any date, the Total Outstandings divided by the Borrowing Base.
     Borrowing Date means the date elected by Borrower pursuant to Section 2(c) hereof for an Advance on the Loan.

     Business Day shall mean (i) with respect to any borrowing, payment or note selection of LIBOR Loans, a day (other than Saturdays or Sundays) on which banks are legally open for business in Midland, Texas and New York, New York and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes a day (other than Saturdays and Sundays) on which banks are legally open for business in Midland, Texas.
     Change of Control shall occur (i) if a majority of the individuals comprising the Board of Directors of Borrower as of the Effective Date shall either resign, be declared incompetent or otherwise be removed (voluntarily or involuntarily) or cease to serve as members of the Board of Directors of Borrower, (ii) upon the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “1934 Act”) of an aggregate of 35% or more of the Voting Power of Borrower’s outstanding Voting Securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act), and/or (iii) upon the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act). For purposes of the definition of “Change of Control,” “Voting Securities” means all securities of a company entitling the holders thereof to vote in an election of directors (without consideration of the rights of any class of stock other than the common stock to elect directors by a separate class vote); and a specified percentage of the “Voting Power” of a company means such number of the Voting Securities as will enable the holders thereof to cast such percentage of all the votes which could be cast in an election of directors (without consideration of the rights of any class of stock other than the common stock to elect directors by a separate class vote).
     Collateral is used herein as defined in Section 6 hereof.
     Commitment means (A) for all Lenders, the lesser of (i) $600,000,000 or (ii) the Borrowing Base, as reduced or increased from time to time pursuant to Sections 2 and 7 hereof, and (B) as to any Lender, its obligation to make Advances hereunder in amounts not exceeding, in the aggregate, an amount equal to such Lender’s Commitment Percentage times the total Commitment as of any date. The Commitment of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 29 hereof. Each reduction in the Commitment shall result in a Pro Rata reduction in each Lender’s Commitment.
     Commitment Percentage means for each Lender the percentage set forth opposite the Lender’s name on the signature page hereto. The Commitment Percentage of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 29 hereof.

     Consolidated Current Assets means the total of the consolidated current assets determined in accordance with GAAP, including as of any date, the Available Commitment, but excluding the after tax net effect of any non-recurring non-cash charges after December 31, 2007, under Financial Accounting Standards Board Statement No. 133, as amended, supplemented or modified from time to time.
     Consolidated Current Liabilities means the total of consolidated current obligations as determined in accordance with GAAP, excluding therefrom, as of any date, current maturities due on the Loans and the Senior Unsecured Notes, and excluding the after tax net effect of any non-recurring non-cash charges after December 31, 2007, under Financial Accounting Standards Board Statement No. 133, as amended, supplemented or modified from time to time.
     Consolidated EBITDA means for any period, Borrower’s consolidated earnings during such period from continuing operations, before provision for interest expenses, income taxes, depreciation, depletion, amortization, gains and losses on asset sales and other non-cash charges.
     Consolidated Funded Debt means as of any date, Borrower’s total outstanding liabilities for borrowed money and other interest-bearing liabilities on such date, determined in each case on a consolidated basis in accordance with GAAP.
     Consolidated Net Income shall mean Borrower’s consolidated net income after income taxes calculated in accordance with GAAP.
     Current Ratio means the ratio of Consolidated Current Assets for the date or period being measured to the Consolidated Current Liabilities for such date or period.
     Default means all the events specified in Section 14 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.
     Default Rate shall mean a default rate of interest determined in accordance with Section 4(e) hereof.
     Defaulting Lender is used herein as defined in Section 3(f) hereof.
     Effective Date means the date of this Agreement.
     Eligible Assignee means any of (i) a Lender or any Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) a Person that is primarily engaged in the business of commercial lending and that (A) is a subsidiary of a Lender, (B) a subsidiary of a Person of which a Lender is a subsidiary, or (C) a Person of which a Lender is a subsidiary; (v) any other entity (other than a natural person) which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including, but not limited to, insurance companies, mutual funds, investments funds and lease financing companies; and (vi) with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); provided, however, that no Affiliate of Borrower shall be an Eligible Assignee.
     Engineered Value is used herein as defined in Section 6 hereof.
     Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. §6901, et seq., the Clean Water Act, 33 U.S.C.A. §1251, et seq., the Clean Air Act, 42 U.S.C.A. §1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. §2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders, permits and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to oil pollution, air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos, radioactive materials, spilled or leaked petroleum products, distillates or fractions and industrial solid waste or “hazardous substances” as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.
     Environmental Liability means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the release of any substance into the environment which is required to be remediated by a regulatory agency or governmental authority or the imposition of any Environmental Lien (as hereinafter defined), which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.
     Environmental Lien means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of asbestos or “hazardous substance” into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Event of Default is used herein as defined in Section 14 hereof.
     Federal Funds Effective Rate shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of Dallas, Texas, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
     Financial Statements means balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.
     GAAP means generally accepted accounting principles, consistently applied.
     Hagerman Gas Gathering System means Hagerman Gas Gathering System, a Texas joint venture created pursuant to that certain Joint Venture Agreement dated as of January 16, 2007, to be effective from and after April 1, 2006, among Borrower, Feagan Gathering Company and Capstone Oil and Gas Company, L.P.
     Indenture means that certain Indenture dated as of July 31, 2007, between Borrower, as Issuer, and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, modified or restated from time to time.
     Interest Payment Date shall mean the last day of each calendar month in the case of Base Rate Loans and, in the case of LIBOR Loans, the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, at three (3) month intervals following the first day of such Interest Periods.
     Interest Period shall mean with respect to any LIBOR Loan (i) initially, the period commencing on the date such LIBOR Loan is made and ending one (1), two (2), three (3), six (6) or twelve (12) months (if, at the date of any such election, a six (6) or twelve (12) month placement is available to the Agent) thereafter as selected by the Borrower pursuant to Section

4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2), three (3), six (6) or twelve (12) months (if, at the date of any such election, a six (6) month or twelve (12) month placement is available to the Agent) thereafter, as selected by the Borrower pursuant to Section 4(a)(ii); provided, however, that (i) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (iii) any Interest Period which would otherwise expire after the Maturity Date shall end on such Maturity Date.
     Letters of Credit is used herein as defined in Section 2(d) hereof.
     LIBOR Base Rate shall mean the offered rate for the period equal to or greater than the Interest Period for U.S. dollar deposits of not less than $1,000,000 as of 11:00 a.m. City of London, England time two (2) Business Days prior to the first day of the Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on Reuter’s for the purpose of displaying such rate. In the event such rate is not available on Reuter’s, then such offered rate shall be otherwise independently determined by the Agent from an alternate, substantially independent source available to Agent or shall be calculated by Agent by substantially similar methodology as that theretofore used to determine such offered rate.
     LIBOR Loans means any loans during any period which bear interest at the LIBOR Rate, or which would bear interest at such rate if the Maximum Rate ceiling was not in effect at a particular time.
     LIBOR Margin means:
     (a) two and one-half percent (2.50%) per annum whenever the Borrowing Base Usage is equal to or greater than 75%; or
     (b) two and one-quarter percent (2.25%) per annum whenever the Borrowing Base Usage is equal to or greater than 50%, but less than 75%; or
     (c) two percent (2.00%) per annum whenever the Borrowing Base Usage is less than 50%.

     LIBOR Rate means, with respect to a LIBOR Loan for the relevant Interest Period, the higher of (A) four and three-fourths percent (4.75%) per annum, or (B) the sum of (i) the quotient of the LIBOR Base Rate applicable to such Interest Period, divided by one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the LIBOR Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/100th of one percent if the rate is not such a multiple.
     Lien means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.
     Loan Documents means this Agreement, the Notes, the Security Instruments and all other documents executed by Borrower or any Subsidiary and delivered to the Agent or the Lenders in connection with the transactions described in this Agreement.
     Loans means the Revolving Loans.
     Majority Lenders means Lenders holding 66-2/3% or more of the Commitments or if one or more of the Commitments have been terminated, Lenders holding 66-2/3% of the outstanding Loans.
     Material Adverse Effect shall mean a material adverse effect on (i) the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower or any Subsidiary to carry out its businesses as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (iii) the ability of Borrower or any Subsidiary to perform fully and on a timely basis its obligations under any of the Loan Documents, or (iv) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent or the Lenders thereunder.
     Maturity Date shall mean December 31, 2013.
     Maximum Rate means at any particular time in question, the maximum non-usurious rate of interest which under applicable law may then be charged on the Notes. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or deceased, as the case may be, without notice to Borrower from time to time as of the effective date of each change in such Maximum Rate.
     Notes means the Revolving Notes, substantially in the form of Exhibit “B” hereto issued or to be issued hereunder to each Lender, respectively, to evidence the indebtedness to such Lender arising by reason of the Advances on the Commitment, together with all modifications, renewals and extensions thereof or any part thereof.

     Notice of Borrowing is used herein as defined in Section 2(c) hereof.
     Oil and Gas Properties means all oil, gas and mineral properties and interests and related personal properties, in which Borrower or any Subsidiary now or hereafter owns an interest.
     Other Financing is used herein as defined in Section 15(l) hereof.
     Payor is used herein as defined in Section 3(h) hereof.
     Permitted Liens shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens to the extent the same do not reduce Borrower’s or any Subsidiary’s net revenue interest in the Oil and Gas Properties to an interest below that represented to Agent and Lenders; (ii) sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower or any Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrower or any Subsidiary has set aside on its books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower’s or any Subsidiary’s assets or properties and that do not individually or in the aggregate cause a Material Adverse Effect; (v) materialmen’s, mechanic’s, repairman’s, employee’s, vendor’s, laborer’s warehousemen’s, landlord’s, carrier’s, pipeline’s, contractor’s, sub-contractor’s, operator’s, non-operator’s (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower or any Subsidiary in connection with the construction, maintenance, development, transportation, processing, storage or operation of Borrower’s or any Subsidiary’s assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which Borrower or any Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower’s or any Subsidiary’s assets and properties which were in existence at the time such assets and properties were originally acquired by it and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrower’s or any Subsidiary’s assets and properties, considered in the aggregate; (vii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower’s or any Subsidiary’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord’s Liens; (xi) Liens incurred pursuant to the Security Instruments or Rate Management Transactions with any Lender or an Affiliate of any Lender; (xii) Liens granted on certificates of deposit to secure Borrower’s or any Subsidiary’s regulatory operator bonding requirements, not to exceed secured amounts in excess of $1,000,000 in the aggregate at any time, and (xiii) Liens existing at the date of this Agreement which are identified in Schedule 1 hereto. Provided, however, that the definition of the term “Permitted Liens” does not include Liens of any kind or character which are prior by perfection to Liens on the Collateral held by Agent, or which may, by operation of law, become prior to such Liens held by Agent.
     Permitted Property Sales means sales of Oil and Gas Properties between scheduled determinations of the Borrowing Base having an aggregate value, based upon the then most current oil and gas reserve engineering report required pursuant to Section 12(a)(iii) hereof, not exceeding the lesser of (i) five percent (5%) of the value of all of Borrower’s and Subsidiaries’ proved producing crude oil and natural gas reserves as of the effective date of such reserve engineering report, or (ii) $20,000,000.
     Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     Plan means any plan subject to Title IV of ERISA and maintained by Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of its employees.
     Prior Credit Agreement means that certain Third Amended and Restated Credit Agreement dated as of December 23, 2005, by and among Borrower, Citibank, as Agent, and Citibank and the other lender parties thereto, as Lenders, as amended by First Amendment to Third Amended and Restated Credit Agreement dated as of August 18, 2006, by Second Amendment to Third Amended and Restated Credit Agreement dated as of July 10, 2007, by Third Amendment to Third Amended and Restated Credit Agreement dated as of July 31, 2007, by Fourth Amendment to Third Amended and Restated Credit Agreement dated as of November

30, 2007, and by Fifth Amendment to Third Amended and Restated Credit Agreement dated as of March 11, 2008.
     Pro Rata or Pro Rata Part means for each Lender, (i) for all purposes where no Loan is outstanding, such Lender’s Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to all Lenders at the time in question.
     Rate Management Transaction means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto and other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     Reimbursement Obligations shall mean at any time, the obligations of Borrower or any Subsidiary in respect of all Letters of Credit then outstanding to reimburse amounts paid by any Lender in respect of any drawing or drawings under a Letter of Credit.
     Required Payment is used herein as defined in Section 3(h) hereof.
     Reserve Requirement means, with respect to any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     Revolving Loan or Loans means an Advance or Advances made pursuant to Section 2(a) hereof.
     Security Instruments is used collectively herein to mean this Agreement, all Deeds of Trust, Mortgages, Line of Credit Mortgages, Security Agreements, Assignments of Production and Financing Statements and other collateral documents covering certain of the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all guaranties, all pledge agreements, all security agreements and all collateral assignments of notes and liens executed as security for the Loans, all such documents to be in form and substance reasonably satisfactory to Agent.
     Senior Unsecured Debt means all obligations owed by Borrower pursuant to the Indenture, the Senior Unsecured Notes or any related document or instrument, as the same may be amended, modified or restated from time to time.
     Senior Unsecured Notes means the Senior Unsecured Notes issued by Borrower pursuant to the Indenture, as the same may be renewed, extended, modified or amended from time to time.
     Subsidiary means (a) any Person of which at least a majority of the outstanding securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person is at any time, directly or indirectly, owned or controlled by Borrower or a Subsidiary, and (b) any partnership of which Borrower or any Subsidiary is a general partner, provided that Hagerman Gas Gathering System shall not be a Subsidiary for purposes of this Agreement.
     Total Outstandings means, at any time, the sum of (i) the total principal balance outstanding on the Revolving Loans, plus (ii) the total face amount of all outstanding Letters of Credit, plus (iii) the amount of all unpaid Reimbursement Obligations.
     Tranche means a set of LIBOR Loans made by the Lenders at the same time and for the same Interest Period.
     Unscheduled Redeterminations means a redetermination of the Borrowing Base made at any time other than on the dates set for the regular redetermination of the Borrowing Base which are made (A) at the request of Borrower (but only once each six (6) month period), or (B) at the reasonable request of Majority Lenders, or (C) at any time that Agent or Majority Lenders determine, in their sole discretion that either (i) there has been a material decrease in the value of the Collateral, or (ii) an event has occurred which could cause a Material Adverse Effect.
     2. Commitments of the Lenders.
     (a) Revolving Loans. On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to Borrower from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as Borrower may request up to an amount not to exceed, in the aggregate principal amount advanced at any time, its Pro Rata Part of the Available Commitment. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Maturity Date. The obligation of Borrower hereunder shall be evidenced by this Agreement and the Notes issued in connection herewith, said Notes to be as described in

Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Default or Event of Default has occurred and is continuing. Each Advance under the Commitment shall be an aggregate amount of at least $1,000,000 or any whole multiples of $100,000 in excess thereof. Irrespective of the face amount of the Note or Notes, the Lenders shall never have the obligation to Advance any amount or amounts in excess of the Commitment or to increase the Commitment.
     (b) Ratable Loans. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the total of all Commitments.
     (c) Procedure for Borrowing. Whenever Borrower desires an Advance under the Commitment, it shall give Agent telegraphic, telex, facsimile or telephonic notice (“Notice of Borrowing”) of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit “A” attached hereto and shall be received by Agent not later than 11:00 a.m. Midland, Texas time, (i) one (1) Business Day prior to the Borrowing Date in the case of Base Rate Loans, or (ii) two (2) Business Days prior to any proposed Borrowing Date in the case of LIBOR Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Base Rate Loans and/or LIBOR Loans and (iv) if any portion of the proposed Advance is to constitute LIBOR Loans, the initial Interest Period selected by Borrower pursuant to Section 4 hereof to be applicable thereto. Upon receipt of such Notice, Agent shall advise each Lender thereof; provided, that if the Lenders have received at least one (1) day’s notice of such Advance prior to funding of a Base Rate Loan, or at least two (2) days’ notice of each Advance prior to funding in the case of a LIBOR Loan, each Lender shall provide Agent at its office at 1004 N. Big Spring, Suite 121, Midland, Texas 79701, not later than 1:00 p.m., Midland, Texas time, on the Borrowing Date, in immediately available funds, its Pro Rata Part of the requested Advance, but the aggregate of all such fundings by each Lender shall never exceed such Lender’s Commitment. Not later than 2:00 p.m., Midland, Texas time, on the Borrowing Date, Agent shall make available to the Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Lender shall incur any liability to the Borrower in acting upon any Notice of Borrowing referred to above which Agent or such Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(c). Upon funding of Advances by Lenders and such funds being made available to Borrower in accordance with this Agreement, pursuant to any such Notice, the Borrower shall have effected Advances hereunder.

     (d) Letters of Credit. On the terms and conditions hereinafter set forth, the Agent, or an Affiliate of Agent, shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date upon request of Borrower or a Subsidiary issue standby Letters of Credit for the account of Borrower or a Subsidiary (the “Letters of Credit”) in such face amounts as Borrower or a Subsidiary may request, but not to exceed in the aggregate face amount at any time outstanding the sum of Two Million and No/100 Dollars ($2,000,000.00). The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as Advances on the Commitment for Borrowing Base purposes and all payments made by the Agent, or any issuing Affiliate of Agent, on such Letters of Credit shall be considered as Advances under the Notes. Each Letter of Credit issued for the account of Borrower or a Subsidiary hereunder shall (i) be in favor of such beneficiaries as are specifically requested by Borrower or a Subsidiary for purposes of securing Borrower’s or a Subsidiary’s obligations associated with its oil and gas operations and activities, or securing Borrower’s or a Subsidiary’s obligations in connection with Rate Management Transactions permitted under this Agreement, (ii) have an expiration date not exceeding the earlier of (a) one year or (b) the Maturity Date, and (iii) contain such other terms and provisions as may be required by Agent. Each Lender (other than Agent, except in cases where an Affiliate of Agent is the issuer) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Agent’s, or its issuing Affiliate’s, liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than Agent, except in cases where an Affiliate of Agent is the issuer) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent, or its issuing Affiliate, to pay and discharge when due, its Commitment Percentage of Agent’s, or its issuing Affiliate’s, liability under such Letter of Credit. Borrower hereby unconditionally agrees to pay and reimburse the Agent, or its issuing Affiliate, for the amount of each demand for payment under any Letter of Credit that is in compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by the Agent, or its issuing Affiliate, to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the demand and the date upon which such payment is to be made by the Agent, or its issuing Affiliate, to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Agent, Borrower shall advise the Agent whether or not Borrower intends to borrow hereunder to finance its obligations to reimburse the Agent, or its issuing Affiliate, and if so, submit a Notice of Borrowing as provided in Section 2(c) hereof. If Borrower fails to so advise Agent and thereafter fails to reimburse Agent, or its issuing Affiliate, the Agent shall notify each Lender of the demand and the failure of the

Borrower to reimburse the Agent, or its issuing Affiliate, and each Lender shall reimburse the Agent, or its issuing Affiliate, for its Commitment Percentage of each such draw paid by the Agent, or its issuing Affiliate, and unreimbursed by the Borrower. All such amounts paid by Agent, or its issuing Affiliate, and/or reimbursed by the Lenders shall be treated as an Advance or Advances under the Commitment, which Advances shall be immediately due and payable and shall bear interest at the Maximum Rate.
     (e) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Lenders’ commitments above in Section 2(d) shall be designated by Borrower’s or a Subsidiary’s written request delivered to Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, the Borrower or Subsidiary shall execute and deliver to the Agent, or its issuing Affiliate, documentation required by Agent or its issuing Affiliate with respect to the Letter of Credit. Neither the Agent nor any Affiliate of Agent shall be obligated to issue, renew, extend or reissue such Letter of Credit if (A) the amount thereon when added to the face amount of the outstanding Letters of Credit plus any Reimbursement Obligations exceeds Two Million and No/100 Dollars ($2,000,000.00) or (B) the amount thereof when added to the Total Outstandings would exceed the Commitment. Borrower agrees to pay the Agent, or its issuing Affiliate, for the benefit of the Lenders commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the greater of (i) the LIBOR Margin in effect per annum at the time of issuance times the maximum face amount of the Letter of Credit (calculated on the basis of actual days elapsed or a year consisting of 360 days) or (ii) $500.00. In addition, Borrower agrees to pay to the Agent, or its issuing Affiliate, for its own account an additional commission of one-quarter of one percent (.25%) times the maximum face amount of such Letter of Credit for issuing each such Letter of Credit. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding.
     (f) Voluntary Reduction of Commitment. Subject to the provisions of Section 5(e) hereof, Borrower may at any time, or from time to time, upon not less than three (3) Business Days’ prior written notice to Agent, reduce or terminate the Commitment; provided, however, that (i) each reduction in the Commitment must be in the amount of $1,000,000 or more, in increments of $100,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the outstanding principal balance of the Notes exceeds the Commitment as reduced pursuant to this Section 2(f).

     (g) Several Obligations. The obligations of the Lenders under the Commitment are several and not joint. The failure of any Lender to make an Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advance, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender. No Lender shall be required to lend hereunder any amount in excess of its legal lending limit.
     (h) Type and Number of Advances. Any Advance on the Commitment may be a Base Rate Loan or a LIBOR Loan, or a combination thereof, as selected by the Borrower pursuant to Section 4 hereof. The total number of Tranches which may be outstanding at any time shall never exceed four (4).
     3. Notes Evidencing Loans. The loans described above in Section 2 shall be evidenced by promissory notes of Borrower as follows:
     (a) Form of Notes. The Revolving Loan shall be evidenced by a Note or Notes in the aggregate face amount of $600,000,000, and the Note or Notes shall be in the form of Exhibit “B” hereto with appropriate insertions. Notwithstanding the face amount of the Notes, the actual principal amount due from the Borrower to Lenders on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto. Although the Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Loans. Irrespective of the face amount of the Notes, no Lender shall ever be obligated to advance on the Commitment any amount in excess of its Commitment then in effect.
     (b) Issuance of Additional Notes. At the Effective Date there shall be outstanding Note or Notes in the aggregate face amount of $600,000,000 payable to the order of Lenders. From time to time new Notes may be issued to other Lenders as such Lenders become parties to this Agreement. Upon request from Agent, Borrower shall execute and deliver to Agent any such new or additional Notes. From time to time as new Notes are issued the Agent shall require that each Lender exchange its Note(s) for newly issued Note(s) to better reflect the extent of each Lender’s Commitments hereunder.
     (c) Interest Rates. The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.

     (d) Payment of Interest. Interest on the Notes shall be payable on each Interest Payment Date.
     (e) Payment of Principal. Principal of the Revolving Loans shall be due and payable to the Agent for the ratable benefit of the Lenders on the Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 9(b) hereof.
     (f) Payment to Lenders. Each Lender’s Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by the Agent at the address provided to the Agent for such Lender for payments no later than 2:00 p.m., Midland, Texas, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Lender shall have failed to make an Advance as contemplated under Section 2 hereof (a “Defaulting Lender”) and the Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Midland, Texas, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Lender as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Lender.
     (g) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     (h) Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Agent until the date the Agent recovers such amount at the rate applicable to such portion of the applicable Loan.
     4. Interest Rates.
     (a) Options.
     (i) Base Rate Loans. On all Base Rate Loans Borrower agrees to pay interest on the Notes calculated on the basis of the actual days elapsed in a year consisting of 365 days, or if appropriate, 366 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (A) the Maximum Rate (defined herein), or (B) the greater of (i) four and three-fourths percent (4.75%), or (ii) the sum of the Alternate Base Rate plus the Base Rate Margin. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Base Rate Loans shall be payable as specified in Section 3(e) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest in respect to each Base Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.
     (ii) LIBOR Loans. On all LIBOR Loans Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each LIBOR Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the LIBOR Rate. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(e) hereof and the interest with respect to each LIBOR Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. Upon two (2) Business Days’ written notice prior to the making by the Lenders of any LIBOR Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three (3), six (6) or twelve (12) month period. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing LIBOR Loans to Base Rate Loans.
     (b) Interest Rate Determination. The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to Borrower and the Lenders of each rate of interest so determined and its determination thereof shall be conclusive absent error.
     (c) Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its LIBOR Loans to Base Rate Loans by giving Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Midland, Texas time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of a LIBOR Loan shall only be made on the last day of the Interest Period with respect thereof, (ii) to convert all or any part of its Base Rate Loans to LIBOR Loans by giving the Agent irrevocable written notice of such election two (2) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement or the Notes.
     (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.
     (e) Interest Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Section 4, during the continuance of a Default or an Event of Default the Majority Lenders may, at their option, by notice from Agent to Borrower (which notice may be revoked at the option of the Majority Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that no Advance may be made as, converted into, or continued as a LIBOR Loan. During the continuance of an Event of Default, the Majority Lenders, may, at their option, by notice from Agent to Borrower (which notice may be revoked at the option of Majority Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that (i) each LIBOR Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus four percent (4%) per annum and (ii) each Base Rate Loan shall bear interest at the rate otherwise applicable to such Interest Period plus four percent (4%), provided that, during the continuance of an Event of Default under Section 14(f) or 14(g), the interest rate set forth in clauses (i) and (ii) above shall be applicable to all outstanding Loans without any election or action on the part of the Agent or any Lender.
     5. Special Provisions Relating to Loans.
     (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed LIBOR Loan, the Agent reasonably determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate or such rate will not accurately reflect the costs to the Lenders of funding a LIBOR Loan for such Interest Period, the Agent shall give notice of such determination to Borrower and the Lenders, whereupon, until the Agent notifies Borrower and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make, continue or convert Loans into a LIBOR Loan shall be suspended, and all Loans to Borrower shall be Base Rate Loans during the period of suspension.
     (b) Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for any Lender to make or continue to maintain or fund LIBOR Loans hereunder, then such Lender shall promptly notify Borrower in writing and such Lender’s obligation to make, continue or convert Loans into LIBOR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Loans. Upon receipt of such notice, Borrower shall either repay the outstanding LIBOR Loans owed to such Lender, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such LIBOR Loans, immediately), or Borrower may convert such LIBOR Loans at such appropriate time to Base Rate Loans.
     (c) Increased Cost or Reduced Return.
     (i) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:
     (A) shall subject such Lender to any tax, duty, or other charge with respect to any LIBOR Loans, its Notes, or its obligation to make LIBOR Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any LIBOR Loan (other than franchise taxes and taxes imposed on or measured by the overall net income of such Lender);
     (B) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or
     (C) shall impose on such Lender or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any LIBOR Loan or to reduce any sum received or receivable by such Lender under this Agreement or its Notes with respect to any LIBOR Loan, then Borrower shall pay to such Lender on demand such amount or amounts as will reasonably compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 5(c), Borrower may, by notice to such Lender (with a copy to Agent), suspend the obligation of such Lender to make or continue LIBOR Loans, or to convert all or part of the Base Rate Loans owing to such Lender to LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (ii) If, after the date hereof, any Lender shall have reasonably determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.
     (iii) Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5(c) and will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5(c) shall furnish to Borrower and Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     (iv) Any Lender giving notice to Borrower through the Agent pursuant to Section 5(c) shall give to Borrower a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate such Lender therefor.
     (v) Within five (5) Business Days after receipt by Borrower of any notice referred to in Section 5(c), Borrower shall pay to the Agent for the account of the Lender issuing such notice such additional amounts as are required to compensate such Lender for the increased cost, reduced payments or increased capital requirements identified therein, as the case may be.
     (d) Discretion of Lender as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the last day of the Interest Period applicable to such LIBOR Loan and bearing an interest rate at the applicable interest rate for such Interest Period.
     (e) Breakage Fees. Without duplication under any other provision hereof, if any Lender incurs any loss, cost or expense including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lenders as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5(a) and (b):
     (i) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period (whether by acceleration, prepayment or otherwise);
     (ii) any failure to make a principal payment of a LIBOR Loan on the due date thereof; or

     (iii) any failure by Borrower to borrow, continue, prepay or convert to a LIBOR Loan on the dates specified in a notice given pursuant to Section 2(c) or 4(c) hereof;
then Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall furnish to Borrower and Agent a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.
     6. Collateral Security. To secure the performance by Borrower or any Subsidiary of its obligations hereunder, and under the Notes, Security Instruments and Rate Management Transactions with any Lender or an Affiliate of any Lender, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefor, Borrower and each Subsidiary has granted and assigned to Agent and/or shall herewith grant and assign to Agent for the ratable benefit of the Lenders a first and prior Lien on certain of its Oil and Gas Properties, certain related equipment, oil and gas inventory, as-extracted collateral and proceeds of the foregoing. The Oil and Gas Properties heretofore or herewith mortgaged to the Agent by Borrower or any Subsidiary shall represent (i) not less than 80% of the Engineered Value (as hereinafter defined) of Borrower’s and each Subsidiary’s proved developed producing Oil and Gas Properties as of the Effective Date, and (ii) not less than 80% of the Engineered Value of Borrower’s and each Subsidiary’s other proved Oil and Gas Properties as of the Effective Date. Obligations arising from Rate Management Transactions between Borrower or any Subsidiary and one or more of the Lenders or an Affiliate of any of the Lenders shall be secured by the Collateral on a pari passu basis with the indebtedness and obligations of Borrower or any Subsidiary under the Loan Documents. All Oil and Gas Properties and other collateral in which Borrower or any Subsidiary herewith grants or hereafter grants to Agent for the ratable benefit of the Lenders a first and prior Lien (to the satisfaction of the Agent) in accordance with this Section 6, as such properties and interests are from time to time constituted, are hereinafter collectively called the “Collateral”.
     The granting and assigning of such security interests and Liens by Borrower and each Subsidiary shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Agent. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrower and each Subsidiary shall have furnished to the Agent mortgage and title opinions and other title information reasonably satisfactory to Agent with respect to the title and Lien status of its interests in not less than 80% of the Engineered Value of its mortgaged Oil and Gas Properties. “Engineered Value” for this purpose shall mean future net revenues discounted at the discount rate being used by the Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to the Agent pursuant to Sections 7 and 12 hereof. Borrower will cause to be executed and delivered to the Agent, in the future, additional Security Instruments if the Agent reasonably deems such are necessary to insure perfection or maintenance of Lenders’ security interests and Liens in not less than 80% of the Engineered Value of the Oil and Gas Properties or in any of the other Collateral.
     7. Borrowing Base.
     (a) Initial Borrowing Base. At the Effective Date, the Borrowing Base shall be $230,000,000.
     (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Lenders semi-annually on or about April 1 and October 1 of each year beginning October 1, 2008, or as Unscheduled Redeterminations. No later than March 1 and September 1 of each year, beginning September 1, 2008, Borrower shall, at its own expense, furnish to Lenders an engineering report covering the Oil and Gas Properties in form and substance satisfactory to Agent and dated effective not more than sixty (60) days prior to the delivery of the same to Lenders. Each such report shall be prepared by an independent petroleum engineering firm acceptable to Agent, utilizing economic pricing perameters used by Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. Agent shall by notice to Borrower no later than 45 days after its receipt of the engineering report and all other information requested by Lenders (herein called a “Determination Date”), notify Borrower of the designation by Lenders of the new Borrowing Base for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date.
     (c) Subsequent Unscheduled Redeterminations of Borrowing Base. Within thirty (30) days after either (i) receipt of notice from Agent that Lenders require an Unscheduled Redetermination, or (ii) Borrower gives notice to Agent of its desire to have an Unscheduled Redetermination performed, Borrower shall furnish to Lenders an engineering report in form and substance satisfactory to Agent prepared by independent petroleum engineers acceptable to Agent valuing the Oil and Gas Properties utilizing economic and pricing parameters used by the Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. If an Unscheduled Redetermination is made by Lenders, the Agent shall notify Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date.
     (d) Other Determinations of the Borrowing Base. If Borrower does not furnish all such information, reports and data by any date specified in Section 7(b) or 7(c), unless such failure is of no fault of Borrower, Lenders may nonetheless designate the Borrowing Base at any amounts which Lenders in their discretion determine and may redesignate the Borrowing Base from time to time thereafter until Lenders receive all such information, reports and data, whereupon Lenders shall designate a new Borrowing Base as described above.
     (e) Evaluation Factors. Each Lender shall determine the amount of the Borrowing Base attributable to the Oil and Gas Properties based upon the loan collateral value which such Lender in its discretion (using such methodology, assumptions and discount rates as such Lender customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and its Affiliates) as such Lender customarily considers in evaluating similar oil and gas credits.
     (f) Required Percentage of Lenders. All determinations or Unscheduled Redeterminations of the Borrowing Base require the approval of Majority Lenders, except that any increase in the Borrowing Base requires the approval of all Lenders. If the Lenders cannot otherwise agree on the Borrowing Base attributable to the Oil and Gas Properties, each Lender shall submit in writing to the Agent its proposed Borrowing Base attributable to the Oil and Gas Properties and the Borrowing Base attributable to the Oil and Gas Properties shall be set on the basis of the lowest Borrowing Base attributable to the Oil and Gas Properties proposed by any Lender.
     (g) Automatic Reductions of Borrowing Base. If at any time Oil and Gas Properties having a value (based upon the then most current oil and gas reserve engineering report required pursuant to Section 12(a)(iii) hereof) in excess of the amount of the Permitted Property Sales are sold with the consent of Lenders, the Borrowing Base then in effect shall automatically be reduced by the amount of such excess. The Borrowing Base shall be additionally reduced from time to time pursuant to the provisions of Section 12(t) hereof and as elsewhere provided herein. It is expressly understood that Agent and Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Commitment of otherwise.

     8. Fees.
     (a) Letter of Credit Fee. Borrower shall pay to Agent the Letter of Credit fees required above in Section 2(e).
     (b) Borrowing Base Determination Fee. Borrower shall pay to Agent for the ratable benefit of Lenders at the time Agent provides any notice required by Section 7, an amount equal to three-eighths of one percent (.375%) of the amount of any increase in the Borrowing Base upon a scheduled semi-annual determination of the Borrowing Base or an Unscheduled Redetermination. The parties acknowledge and agree that such fee is intended as reasonable compensation to Lenders for their time, effort and expense in determining the Borrowing Base.
     (c) Unused Commitment Fee. Borrower shall pay to Agent for the ratable benefit of the Lenders an unused commitment fee (the “Unused Commitment Fee”) in an amount equal to one-quarter of one percent (.25%) times the daily average of the unadvanced amount of the Commitment (i.e., the Commitment minus the Total Outstandings). Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter beginning June 30, 2008, with the first payment being for the period from the Effective Date through June 30, 2008, and with the final fee payment due on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Commitment terminates on any date prior to the end of any such quarterly period, Borrower shall pay to the Agent for the ratable benefit of the Lenders, on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurs. If a date for payment of the Unused Commitment Fee shall be other than a Business Day such payment shall be made on the next succeeding Business Day.
     (d) Facility Fee. On the Effective Date Borrower shall pay to Agent for the benefit of Lenders an aggregate facility fee in the amount of $638,041.85.
     (e) Agency and Arrangement Fee. Borrower shall pay to Agent for its own account the fees described in the fee letter dated as of the Effective Date between Borrower and Agent, at the times provided therein.
     9. Prepayments.
     (a) Voluntary Prepayments. Subject to the provisions of Section 5(e) hereof, Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment shall be made on at least three (3)

Business Days’ notice to Agent in the case of LIBOR Loan Tranches and without notice in the case of Base Rate Loans and shall be in a minimum amount of (i) $1,000,000 or any whole multiple of $100,000 in excess thereof (or the unpaid balance of the Notes, whichever is less), for Base Rate Loans, plus accrued interest thereon, to the date of prepayment, and (ii) $1,000,000 or any whole multiple of $100,000 in excess thereof (or the unpaid balance of the Notes, whichever is less) for LIBOR Loans, plus accrued interest thereon to the date of prepayment.
     (b) Mandatory Collateral or Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Lenders pursuant to Section 7 hereof (a “Borrowing Base Deficiency”), Borrower shall, within thirty (30) days after written notification from the Agent, either (A) by instruments reasonably satisfactory in form and substance to the Agent, provide the Agent with collateral with value and quality in amounts satisfactory to all of the Lenders in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, (B) prepay, without premium or penalty, the principal amount of the Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment, or (C) eliminate the Borrowing Base Deficiency through a combination of (A) and (B) above. If the Total Outstandings ever exceed the Commitment as a result of any required reduction in the Commitment pursuant to Section 7(g) hereof, then in such event, Borrower shall immediately prepay the principal amount of the Notes in an amount at least equal to such excess plus accrued interest to the date of prepayment.
     10. Representations and Warranties. In order to induce the Lenders to enter into this Agreement, Borrower represents and warrants to the Lenders (which representations and warranties will survive the delivery of the Notes) that:
     (a) Creation and Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in the States of Texas, New Mexico and Utah and in all other jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Borrower has all power and authority (corporate or otherwise) to own its properties and assets and to transact the business in which it is engaged.
     (b) Power and Authority. Borrower is duly authorized and empowered to create and issue the Notes and to execute, deliver and perform its obligations under the other Loan Documents, including this Agreement; and all action (corporate or otherwise) on Borrower’s part requisite for the due creation and issuance of the Notes and for the due execution, delivery and performance of the other Loan Documents, including this Agreement, has been duly and effectively taken.

     (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms (except that enforcement may be subject to general principles of equity and any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors’ rights generally).
     (d) No Legal Bar or Resultant Lien. The Notes and the other Loan Documents, including this Agreement, do not and will not, to the best of Borrower’s knowledge, violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, or result in the creation or imposition of any Lien or other encumbrance upon any assets or properties of Borrower, other than those contemplated or permitted by this Agreement.
     (e) No Consent. The execution, delivery and performance by Borrower of the Notes and the execution, delivery and performance by Borrower of the other Loan Documents, including this Agreement, does not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state or any political subdivision of the United States or any state thereof, which consent has not been obtained.
     (f) Financial Condition. The consolidated Financial Statements of Borrower dated as of December 31, 2007, which have been delivered to Lenders by Borrower are complete and correct in all material respects and fully and accurately reflect in all material respects the financial condition and results of operations of Borrower as of such date and for the periods stated and no change in the condition, financial or otherwise, of Borrower which is reasonably expected to have a Material Adverse Effect has occurred since December 31, 2007, except as disclosed to Lenders in Schedule “2” attached hereto.
     (g) Liabilities. Borrower has no material liability, direct or contingent on the Effective Date, except as disclosed to the Lenders in the Financial Statements or on Schedule “3” attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower which is reasonably expected to have a Material Adverse Effect.
     (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders in Schedule “4” attached hereto, on the Effective Date there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of Borrower, threatened against or affecting Borrower or any Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.
     (i) Taxes; Governmental Charges. Borrower and each Subsidiary has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.
     (j) Titles, Etc. Borrower and each Subsidiary has good and defensible title to all of its material assets, including without limitation, the Oil and Gas Properties and other Collateral, free and clear of all Liens or other encumbrances except Permitted Liens.
     (k) Defaults. Neither Borrower nor any Subsidiary is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower or any Subsidiary is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default hereunder has occurred and is continuing.
     (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of Borrower delivered to Lenders, neither the business nor the assets or properties of Borrower has been affected (to the extent it is reasonably expected to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.
     (m) Use of Proceeds; Margin Stock. The proceeds of the Commitment may be used by Borrower for the purposes of (i) refinancing Borrower’s existing indebtedness with Lenders, (ii) the acquisition, exploration and development of oil and gas properties, (iii) working capital in Borrower’s oil and gas business, and (iv) the payment of fees associated with the transaction contemplated by this Agreement. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System.
     Neither Borrower nor any Subsidiary, nor any person or entity acting on behalf of Borrower or any Subsidiary, has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation G or U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.
     (n) Location of Business and Offices. The principal place of business and chief executive offices of Borrower are located at the address as stated in Section 17 hereof.
     (o) Compliance with the Law. To the best of Borrower’s knowledge, neither Borrower nor any Subsidiary:
     (i) is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any Subsidiary, or any of their respective assets or properties are subject; or
     (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its respective assets or properties or the conduct of its respective business.
     (p) No Material Misstatements. No information, exhibit or report furnished by Borrower to the Lenders in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
     (q) Not A Utility. Neither Borrower nor any Subsidiary is a utility as a result of being engaged in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) provision of telephone or telegraph service to others; (iv) production, transmission, or distribution and sale of steam or water; (v) operation of a railroad; or (vii) provision of sewer service to others.

     (r) ERISA. Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event”, as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of Borrower or any Subsidiary.
     (s) Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is a “holding company”, or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     (t) Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries.
     (u) Environmental Matters. As of the Effective Date neither Borrower nor any Subsidiary (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower or any Subsidiary is or may be liable which would reasonably be expected to result in a Material Adverse Effect.
     (v) Liens. Except (i) as disclosed on Schedule “1” hereto and (ii) for Permitted Liens, the assets and properties of Borrower and each Subsidiary are free and clear of all Liens and encumbrances.
     (w) Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (x) Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith), to the Borrower’s knowledge prior to taking over operations and as to all non-operated properties, have been maintained, operated and developed in a good and workmanlike manner and in conformity with all requirements of governmental authorities and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) is deviated from the vertical more than the maximum permitted by governmental authorities, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any Subsidiary that are necessary to conduct normal operations on the Oil and Gas Properties currently operated by the Borrower or any Subsidiary or, to the Borrower’s knowledge prior to taking over operations and as to all non-operated properties, are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any Subsidiary, in a manner consistent with the Borrower’s or such Subsidiary’s past practices (other than those the failure of which to maintain in accordance with this Section 10(x) could not reasonably be expected to have a Material Adverse Effect).
     (y) Gas Imbalances, Prepayments. As of the date hereof, except as set forth on Schedule 5, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any Subsidiary to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 500,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.
     (z) General. As of the Effective Date, there are no significant material facts or conditions relating to the Loans, the Loan Documents, any of the Collateral, or the financial condition or business of Borrower or any Subsidiary that could, collectively or individually, have a Material Adverse Effect and that have not been related, in writing, to Lenders as an attachment to this Agreement; and all writings heretofore or hereafter exhibited or delivered to Lenders by or on behalf of Borrower or any Subsidiary are and will be genuine and in all material respects what they purport and appear to be.

     11. Conditions of Lending.
     (a) The effectiveness of this Agreement, and the obligation to make the initial Advance or issue any initial Letter of Credit under the Commitment shall be subject to satisfaction of the following conditions precedent:
     (i) Borrower’s Execution and Delivery. Borrower shall have executed and delivered this Agreement, the Notes and all other required Loan Documents, all in form and substance satisfactory to the Agent;
     (ii) Legal Opinions. The Agent shall have received from Borrower’s legal counsel one or more favorable legal opinions in form and substance satisfactory to the Agent as to (1) the matters set forth in subsections 10(a), (b), (c), (d), (e) and (h) hereof, and (2) as to such other matters as Agent or its counsel may reasonably request;
     (iii) Resolutions. The Agent shall have received a copy of the resolutions, in form and substance satisfactory to Agent, of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, the borrowings contemplated hereunder and, to the extent applicable, the pledge of Collateral, certified by the secretary or an assistant secretary of Borrower as of the Effective Date, which certificate shall be in form and substance satisfactory to Agent and Agent’s counsel and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;
     (iv) Good Standing. The Agent shall have received evidence of existence and good standing of Borrower in the States of Delaware, New Mexico, Texas and Utah;
     (v) Incumbency. The Agent shall have received a signed certificate of Borrower, certifying the names of the officers of Borrower authorized to sign loan documents on behalf of Borrower, together with the true signatures of each such officer. The Agent may conclusively rely on such certificate until the Agent receives a further certificate of Borrower canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;
     (vi) Environmental Review. The Agent shall have received satisfactory evidence that Borrower has completed an environmental review of its material Oil and Gas Properties or other environmental assurances satisfactory to Agent;
     (vii) Organizational Documents. The Agent shall have received a copy of the Certificate of Incorporation for Borrower together with all amendments thereto, appropriately certified by governmental authority in the jurisdiction of organization of Borrower, and a copy of the Bylaws of Borrower, and all amendments thereto, certified by one or more officers of Borrower as being true, correct and complete;
     (viii) Payment of Accrued Interest and Fees. Agent shall have received (i) payment of all accrued interest and all Unused Commitment Fees and other fees and expenses accruing prior to the Effective Date pursuant to the Prior Credit Agreement, and (ii) payment of any fees and expenses required to be received by it on the Effective Date pursuant to the Loan Documents and the fee letter dated as of the Effective Date, between Borrower and Agent;
     (ix) Representation and Warranties. The representations and warranties of Borrower under this Agreement shall be true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);
     (x) Security Instruments. Agent shall have received Security Instruments in form and substance satisfactory to Agent covering the Collateral as required by Section 6 hereof;
     (xi) Title Opinions or Information. Agent shall have received from Borrower title opinions or title information covering such part of the Oil and Gas Properties as may be selected by Agent, such opinions or other title information to be in content, form and substance satisfactory to Agent;
     (xii) Engineering Review. Agent shall have received a copy of an engineering report prepared by an independent engineering firm acceptable to Agent in its sole discretion covering such part of the Oil and Gas Properties as may be selected by Agent, said report to be in form and substance satisfactory to Agent;
     (xiii) Absence of Certain Proceedings. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which relates to this Agreement or the transactions contemplated hereby;

     (xiv) Certificates of Insurance. Borrower shall have delivered to Agent certificates of insurance acceptable to Agent evidencing that Borrower is carrying insurance in accordance with Section 12(h) hereof, reflecting that all required insurance policies are endorsed in favor of and made jointly payable to Agent as its interests may appear, naming Agent and the Lenders as “additional insureds” and providing that the insurer will give at least thirty (30) days prior notice of any cancellation to Agent;
     (xv) Rate Management Transactions. Borrower shall have delivered to Agent a current schedule reflecting all of its existing Rate Management Transactions;
     (xvi) No Event of Default. No Default or Event of Default shall have occurred and be continuing;
     (xvii) Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent; and
     (xviii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower.
     (b) The obligation of the Lenders to make any Advance or issue any Letter of Credit under the Commitment (other than the initial Advance) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:
     (i) Representation and Warranties. The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties relate solely to an earlier date);
     (ii) No Event of Default. No Default or Event of Default shall have occurred and be continuing; and
     (iii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to special counsel for Agent retained at the expense of Borrower.

Each Notice of Borrowing shall constitute a representation and warranty by Borrower that the conditions contained in Sections 11(b)(i) and (ii) have been satisfied.
     12. Affirmative Covenants. A deviation from the provisions of this Section 12 shall not constitute a Default or an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. Borrower will at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as the Commitments are in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.
     (a) Financial Statements and Reports. Borrower shall, and shall cause each Subsidiary to, promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of Borrower and each Subsidiary, as the Agent may reasonably request, and Borrower will furnish to the Agent:
     (i) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower (x) the annual audited consolidated Financial Statements of Borrower, prepared in accordance with GAAP accompanied by an unqualified opinion on such consolidated statements rendered by BDO Seidman, LLP or another independent accounting firm reasonably acceptable to the Agent, and (y) the annual unaudited consolidating Financial Statements of Borrower prepared in accordance with GAAP;
     (ii) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, the quarterly unaudited consolidated and consolidating Financial Statements of Borrower prepared in accordance with GAAP;
     (iii) Report on Properties. As soon as available and in any event on or before September 1, 2008, and thereafter on or before March 1 and September 1 of each calendar year, and at such other times as any Lender, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Agent under such Section 7 on the Oil and Gas Properties;
     (iv) Quarterly Production Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, a quarterly production report, in form and substance satisfactory to the Agent, indicating the sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Oil and Gas Properties, with detailed calculations and worksheets, all in form and substance reasonably satisfactory to the Agent;
     (v) List of Purchasers. Promptly upon request of the Agent from time to time and promptly after an Event of Default, a list of all Persons purchasing hydrocarbons from the Borrower or any Subsidiary;
     (vi) SEC Reports. As soon as available, and in any event within five (5) days of filing, copies of all filings by Borrower with the Securities and Exchange Commission; and
     (vii) Additional Information. Promptly upon request of the Agent from time to time any additional financial or other information that the Agent may reasonably request.
All such reports, information, balance sheets and Financial Statements referred to in Subsection 12(a) above shall be in such detail as the Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.
     (b) Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Subsection 12(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 12(a)(ii) hereof, Borrower will furnish or cause to be furnished to the Agent a certificate in the form of Exhibit “C” attached hereto, signed by the President, Chief Financial Officer or other authorized representative of Borrower, (i) stating that Borrower has fulfilled in all material respects its obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by the Agent, specifically affirming compliance of Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 13(b), (c) and (d); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

     (c) Accountants’ Certificate. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 12(a)(i) hereof, Borrower will furnish a statement from the firm of independent public accountants which prepared such Financial Statements to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default and specifically calculating Borrower’s compliance with Sections 13(b), (c) and (d) of this Agreement.
     (d) Taxes and Other Liens. Borrower will, and will cause each Subsidiary to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or any of its assets or property, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of its assets or property and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if it shall have set up adequate reserves therefor, if required, under GAAP.
     (e) Compliance with Laws. Borrower will, and will cause each Subsidiary to, observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.
     (f) Further Assurances. Borrower will cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and Borrower and each Subsidiary will cure promptly any defects in the execution and delivery of the other Loan Documents, including this Agreement, to which it is a party. Borrower and each Subsidiary at its sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or the other Loan Documents or more fully to state the obligations set out herein.
     (g) Performance of Obligations. Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower and each Subsidiary will do and perform every act and discharge all of the obligations provided to be performed and discharged by it under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

     (h) Insurance. Borrower now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets and the assets of its Subsidiaries against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated. Upon request of the Agent, Borrower will furnish or cause to be furnished to the Agent from time to time a summary of its insurance coverage in form and substance reasonably satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies. Any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, (iii) in favor of and made jointly payable to Agent as its interests may appear, (iv) to name Agent and the Lenders as “additional insureds”, and (v) to provide for such other matters as the Agent may reasonably require. Borrower will at all times maintain adequate insurance with respect to all of its assets and the assets of its Subsidiaries, including but not limited to, the Oil and Gas Properties or any Collateral against their liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damages caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), workers compensation, automobile liability and environmental liability. Borrower shall at all times maintain adequate insurance with respect to all of its and its Subsidiaries other assets and wells in accordance with prudent business practices.
     (i) Accounts and Records. Borrower will, and will cause each Subsidiary to, keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by Borrower’s auditors or with which Borrower’s auditors concur.
     (j) Right of Inspection. Borrower will, and will cause each Subsidiary to, permit any officer, employee or agent of the Lenders to examine Borrower’s and each Subsidiary’s books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Lenders may reasonably request. The Lenders will use best efforts to keep all Confidential

Information (as herein defined) confidential and will not disclose or reveal the Confidential Information or any part thereof other than (i) as required by law, and (ii) to the Lenders’, and the Lenders’ subsidiaries’, Affiliates, officers, employees, legal counsel and regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required in connection with the enforcement of the Lenders’ and the Agent’s rights and remedies under the Notes, this Agreement and the other Loan Documents. As used herein, “Confidential Information” means information about Borrower or any Subsidiary furnished by Borrower or any Subsidiary to the Lenders, but does not include information (i) which was publicly known, or otherwise known to the Lenders, at the time of the disclosure, (ii) which subsequently becomes publicly known through no act or omission by the Lenders, or (iii) which otherwise becomes known to the Lenders, other than through disclosure by Borrower or any Subsidiary.
     (k) Notice of Certain Events. Borrower shall, and shall cause each Subsidiary to, promptly notify the Agent if it learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement of the steps being taken to cure such Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower or any Subsidiary or any of the assets or properties of Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower or any Subsidiary and any governmental or regulatory body or any other Person or entity which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect; (iv) any other matter which in Borrower’s reasonable opinion could have a Material Adverse Effect.
     (l) ERISA Information and Compliance. Borrower will promptly furnish to the Agent upon becoming aware of the occurrence of any “reportable event”, as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the President or chief financial officer of Borrower specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.
     (m) Environmental Reports and Notices. Borrower will, and will cause each Subsidiary to, deliver to the Agent (i) promptly upon its becoming available, one copy of each report (other than routine informational filings) sent by Borrower or any Subsidiary to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower’s or any Subsidiary’s receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably would be expected to have a Material Adverse Effect or which release Borrower or any Subsidiary would have a duty to report to any court or government agency or instrumentality, and (iii) promptly a copy of any notice evidencing the existence of any Environmental Lien on any properties or assets of Borrower or any Subsidiary.
     (n) Compliance and Maintenance. Borrower will, and will cause each Subsidiary to (i) observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Subsections 12(p) and 12(q) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by Borrower or any Subsidiary under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Agent upon request evidence reasonably satisfactory to Agent that there are no Liens, claims or encumbrances on the Oil and Gas Properties, except Permitted Liens.
     (o) Operation of Properties. Except as provided in Subsections 12(p) and (q) below, Borrower will, and will cause each Subsidiary to, operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that Borrower or any Subsidiary shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.
     (p) Compliance with Leases and Other Instruments. Borrower will, and will cause each Subsidiary to, pay or cause to be paid and discharge all rentals, delay rentals,

royalties, production payment, and indebtedness required to be paid by Borrower or any Subsidiary (or required to keep unimpaired in all material respects the rights of Borrower or any Subsidiary in the Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of Borrower or any Subsidiary by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to Borrower, any Subsidiary or any of the Oil and Gas Properties and do all other things necessary to keep unimpaired in all material respects the rights of Borrower and each Subsidiary thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower or any Subsidiary to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower or any Subsidiary from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower or such Subsidiary exercised in good faith, it is not in the best interest of Borrower or such Subsidiary to perpetuate the same.
     (q) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower or a Subsidiary, Borrower and each Subsidiary shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 12(n) or 12(o) hereof which are performable only by such operators and are beyond the control of Borrower or a Subsidiary; however, Borrower agrees to promptly take, and cause each Subsidiary to promptly take, all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.
     (r) Sale of Certain Assets/Prepayment of Proceeds. Borrower will, and will cause each Subsidiary to, immediately pay over to the Agent for the ratable benefit of the Lenders as a prepayment of principal on the Notes an amount equal to 100% of the net proceeds received by Borrower or any Subsidiary from the sale of the Oil and Gas Properties, which sale is a Permitted Property Sale or has otherwise been approved in advance by the Lenders. Any such prepayment of principal on the Notes required by this Section 12(r), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 9(b) hereof.
     (s) Title Matters. Within sixty (60) days after the Effective Date with respect to the Oil and Gas Properties listed on Schedule “6” hereto, Borrower shall furnish Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible record title of Borrower to such Oil and Gas Properties subject only to the Permitted Liens. As to any Oil and Gas Properties hereafter mortgaged to Agent, Borrower will, and will cause each Subsidiary to, promptly (but in no event more than sixty (60) days following such mortgaging), furnish, if requested, Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible title of Borrower or a Subsidiary to such Oil and Gas Properties subject only to Permitted Liens.
     (t) Curative Matters. Within sixty (60) days after the Effective Date with respect to matters listed on Schedule “7” and, thereafter, within sixty (60) days after receipt by Borrower from Agent or its counsel of written notice of title defects the Agent reasonably requires to be cured, Borrower shall, and shall cause each Subsidiary to, either (i) provide such curative information, in form and substance satisfactory to Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Agent for all of Oil and Gas Properties for which such title curative was requested but upon which Borrower or a Subsidiary elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to the Agent covering the Oil and Gas Properties so substituted. If the Borrower or a Subsidiary fails to satisfy (i) or (ii) above within the time specified, the loan collateral value assigned by the Lenders to the Oil and Gas Properties for which such curative information was requested shall be deducted from the Borrowing Base resulting in a reduction thereof.
     (u) Change of Principal Place of Business. Borrower shall, and shall cause each Subsidiary to, give Agent at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 17 hereof.
     (v) Additional Collateral. Borrower agrees to regularly monitor engineering data covering all producing oil and gas properties and interests owned or acquired by Borrower or a Subsidiary on or after the date hereof and to mortgage or cause to be mortgaged such of the same to Agent for the ratable benefit of the Lenders in substantially the form of the Security Instruments, as applicable, to the extent that the Lenders shall at all times during the existence of the Commitment be secured by perfected Liens and security interests covering (i) not less than eighty percent (80%) of the Engineered Value of all proved developed producing Oil and Gas Properties of Borrower and its Subsidiaries, and (ii) not less than eighty percent (80%) of the Engineered Value of all other proved Oil and Gas Properties of Borrower and its Subsidiaries. In addition, the Borrower agrees that in connection with the mortgaging of such additional oil and gas properties, it shall within a reasonable time thereafter, deliver or cause to be delivered to the Agent such mortgage and title opinions and other title information with respect to the title and Lien status of such oil and gas properties as may be necessary to maintain at all times a level of such title opinions and title information of not less than eighty percent (80%) of the Engineered Value of all Oil and Gas Properties mortgaged to the Agent for the ratable benefit of the Lenders.

     (w) Crude Oil and Natural Gas Hedging. Borrower shall maintain with counterparties acceptable to the Agent non-speculative crude oil and natural gas price hedges for rolling eight (8) calendar quarter periods, but not to extend beyond the Maturity Date unless Borrower otherwise elects, and with prices and other terms as shall be approved in advance by Agent covering at least fifty percent (50%) of Borrower’s and its Subsidiaries’ aggregate estimated monthly crude oil and natural gas production from Borrower’s and its Subsidiaries’ proved producing Oil and Gas Properties, determined on a BOE Basis (defined below). The foregoing hedging requirement shall be based upon the then most current reserve evaluation delivered by Borrower to Agent pursuant to Section 12(a)(iii) above, and Borrower shall be in compliance with the required volumes to be hedged within ninety (90) days after the effective date of each such most current reserve evaluation. As used in this Agreement, the term “BOE Basis” shall mean in the case of crude oil, barrels of crude oil, and in the case of natural gas and natural gas liquids, quantities of natural gas and natural gas liquids translated into barrels of crude oil based on equal energy content.
     (x) Indenture. Borrower will furnish to Agent copies of all documents, instruments, notices, reports, certificates or other items which are furnished to or received from the trustee pursuant to the terms of the Indenture or pursuant to any document executed in connection with the Indenture, at the same time as the same are furnished to or received from the trustee pursuant to the terms of the Indenture or any such other document (except to the extent a copy of any such item has previously been furnished to Agent).
     (y) Existence; Conduct of Business. Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its properties requires such qualification, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 13(e).
     13. Negative Covenants. A deviation from the provisions of this Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. Borrower will at all times comply with the covenants contained in this Section 13 from the date hereof and for so long as the Commitment is in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.

     (a) Negative Pledge. Borrower will not, and will not permit any Subsidiary to:
     (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its respective assets or properties except Permitted Liens; or
     (ii) sell, lease, transfer or otherwise dispose of any of its respective assets except for (A) Permitted Property Sales, so long as no Default or Event of Default has occurred and is continuing and no Borrowing Base deficiency exists, (B) sales of extracted petroleum hydrocarbons made in the ordinary course of Borrower’s or a Subsidiary’s oil and gas business, (C) to the extent not otherwise forbidden under the Security Instruments, equipment that is worthless or obsolete or which is replaced by equipment of equal suitability in value, (D) transfers to Borrower or any Subsidiary, and (E) during any calendar year, other assets of Borrower and Subsidiaries having an aggregate fair market value not exceeding $10,000,000.
     (b) Current Ratio. Borrower shall not allow its Current Ratio to be less than 1.0 to 1.0 as of the end of any fiscal quarter beginning with the fiscal quarter ending March 31, 2008.
     (c) Funded Debt Ratio. Borrower will not allow its ratio of Consolidated Funded Debt to Consolidated EBITDA to exceed 4.00 to 1.00. This ratio shall be calculated at the end of each fiscal quarter of Borrower using the results of the twelve month period immediately preceding the end of each such fiscal quarter.
     (d) Adjusted Consolidated Net Worth. At all times during the term hereof, Borrower’s Adjusted Consolidated Net Worth shall not be less than (a) $175,000,000, plus (b) seventy-five percent (75%) of the net proceeds from any equity securities issued by the Borrower on or after the date of this Agreement, plus (c) fifty percent (50%) of Borrower’s Consolidated Net Income for each fiscal quarter, if positive, and zero percent (0%) if negative, determined on a cumulative basis, for the period beginning January 1, 2008, and ending on the last day of the most recent fiscal quarter as of the time in question.
     (e) Subsidiaries; Consolidations and Mergers. Borrower will not, and will not permit any Subsidiary to, form or acquire any new Subsidiary or consolidate or merge with or into any other Person, except that any Subsidiary may consolidate or merge with or into Borrower if Borrower is the surviving entity in such consolidation or merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
     (f) Debts, Guaranties and Other Obligations. Borrower will not, and will not permit any Subsidiary to, incur, create, assume or in any manner become or be liable in respect of any indebtedness, or guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except that the foregoing restrictions shall not apply to:
     (i) the Notes and any renewal or increase thereof, or other indebtedness heretofore disclosed to Lenders in the Borrower’s Financial Statements or on Schedule “4” hereto; or
     (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or
     (iii) indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business which is not more than 60 days past due, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells; or
     (iv) obligations under Rate Management Transactions permitted pursuant to Section 13(l) hereof; or
     (v) the Senior Unsecured Debt, not to exceed an aggregate principal amount of $150,000,000 outstanding at any time; or
     (vi) other indebtedness not exceeding $1,000,000 in the aggregate for Borrower and Subsidiaries outstanding at any time; or
     (vii) any renewals or extensions of (but, other than in the case of the Notes, not increases in) any of the foregoing.

     (g) Dividend and Distributions. Borrower will not, and will not permit any Subsidiary to, declare, pay or make any loans, advances, dividends or distributions of any kind to its stockholders or other equity owners, or make any other distribution on account of, or purchase, acquire or redeem or retire any stock or other security issued by it, except that (i) Subsidiaries may declare, pay or make dividends or distributions to Borrower, and (ii) Borrower may use “Excess Proceeds” (as defined in the Indenture) to offer to purchase Senior Unsecured Notes, but only to the extent required by Section 4.7(c) of the Indenture.
     (h) Loans and Advances. Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loans or advances to or in any Person, except that the foregoing restriction shall not apply to:
     (i) loans or advances to any Person, the material details of which have been set forth in the Financial Statements of the Borrower heretofore furnished to Lenders; or
     (ii) advances made in the ordinary course of Borrower’s or a Subsidiary’s oil and gas business; or
     (iii) other loans or advances to any third party or Affiliate (other than Borrower) not in excess of $1,000,000 in the aggregate outstanding; or
     (iv) loans or advances to Borrower or any Subsidiary.
     (i) Receivables and Payables. Borrower will not, and will not permit any Subsidiary to, discount or sell with recourse, or sell for less than the market value thereof, any of its notes receivable or accounts receivable.
     (j) Nature of Business. Borrower will not, and will not permit any Subsidiary to, permit any material change to be made in the character of its businesses as carried on at the date hereof.
     (k) Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than could be obtained in a transaction negotiated at arm’s length with an unrelated third party.
     (l) Rate Management Transactions. Borrower will not, and will not permit any Subsidiary to, enter into any Rate Management Transactions, except the foregoing prohibitions shall not apply to (x) transactions required by this Agreement or consented to in writing by the Majority Lenders, in each case which are on terms acceptable to the Majority Lenders, or (y) transactions by Borrower or any Subsidiary designed to hedge, provide a floor price for, or swap crude oil or natural gas, provided that (i) the same do not cover more than eighty-five percent (85%) of Borrower’s and Subsidiaries’ aggregate estimated monthly crude oil and natural gas production from proved producing crude oil and natural gas reserves existing as of the date of the execution thereof based upon the then most current reserve evaluation required pursuant to Section 12(a)(iii) above and determined on a BOE Basis, (ii) the same do not cover more than 100% of Borrower’s and Subsidiaries’ aggregate estimated proved producing crude oil production or more than 100% of Borrower’s and Subsidiaries’ aggregate estimated proved producing natural gas production, each as existing as of the date of the execution thereof based upon the then most current reserve evaluation required pursuant to Section 12(a)(iii) above, (iii) the same do not contain terms or provisions which would require margin calls, (iv) the counterparty to any such transaction has a minimum rating of “A-1” by Standard & Poors’ Corporation or “A-3” by Moody’s Investors Service, Inc., (v) the same are for a term not extending beyond the Maturity Date, and (vi) the same include provisions for payment to Borrower or a Subsidiary upon the occurrence of specified price indexes of a price per unit of measurement equal to or greater than that under the Agent’s then current pricing policies; or, provided that (A) the same do not cover more than ninety percent (90%) of Borrower’s and Subsidiaries’ aggregate estimated monthly crude oil and natural gas production from proved producing crude oil and natural gas reserves existing as of the date of the execution thereof based upon the then most current reserve evaluation required pursuant to Section 12(a)(iii) above and determined on a BOE Basis, (B) the same do not cover more than seventy-five percent (75%) of Borrower’s and Subsidiaries’ aggregate estimated monthly crude oil and natural gas production from all categories of proved crude oil and natural gas reserves existing as of the date of the execution thereof based upon the then most current reserve evaluation required pursuant to Section 12(a)(iii) above and determined on a BOE Basis, (C) as of the date of the execution thereof, Borrower’s and Subsidiaries’ aggregate actual production from proved producing crude oil and natural gas reserves exceeds Borrower’s and Subsidiaries’ aggregate forecasted production from proved producing crude oil and natural gas reserves for such date based on the then most current reserve evaluation required pursuant to Section 12(a)(iii) above, (D) the same are for a term of twelve (12) months or less, and (E) the same satisfy the requirements set forth in items (ii), (iii), (iv) and (vi) above.
     (m) Investments. Borrower will not, and will not permit any Subsidiary to, make any investments in any Person or entity, except such restriction shall not apply to:
     (i) investments with maturities of not more than 180 days in direct obligations of the United States of America or any agency thereof; or

     (ii) investments in certificates of deposit issued by a Lender; or
     (iii) investments in First Permian GP, L.L.C., First Permian, L.P., Hagerman Gas Gathering System and West Fork Pipeline Company II, LP, to the extent of such investments as of the Effective Date; or
     (iv) investments after the Effective Date in Hagerman Gas Gathering System, not to exceed $5,000,000 in the aggregate for Borrower and Subsidiaries; or
     (v) investments in any Subsidiary; or
     (vi) other investments not to exceed $5,000,000 in the aggregate for Borrower and Subsidiaries during any calendar year, when aggregated with loans and advances allowed pursuant to Section 13(h)(iii).
     (n) Amendment to Organizational Documents. Borrower will not, and will not permit any Subsidiary to, permit any material amendment to, or any material alteration of, its Articles or Certificate of Incorporation, Articles or Certificate of Organization, Agreement or Certificate of Limited Partnership, Certificate of Formation, Bylaws, Limited Liability Company Agreement or other governing documents, as applicable.
     (o) ERISA Compliance. Borrower will not, and will not permit any Subsidiary to, permit any Plan subject to ERISA maintained by it to (i) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (ii) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or (iii) terminate in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA.
     (p) Accounting Method and Fiscal Year. Borrower will not, and will not permit any Subsidiary to, make any change in its present accounting method unless such changes are required for conformity with GAAP.
     (q) Issuance of Equity Interests. Borrower will not permit any Subsidiary to issue or sell to any Person (other than Borrower) any equity interest in it, or any option, warrant or other right to acquire any such equity interest.
     (r) Senior Unsecured Debt. Borrower will not (i) amend or enter into any agreement to amend or otherwise change the Indenture or any agreement or instrument executed in connection therewith; (ii) fail to comply in any material respect with the provisions of the Indenture; or (iii) except as specifically required by the Indenture, make any prepayment of amounts owing under the Senior Unsecured Notes.
     (s) Limitation on Leases. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal, but excluding oil and/or gas leases and leases of compressors or other oilfield equipment), under leases or lease agreements which would cause the aggregate amount of all payments by the Borrower and Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.
     14. Events of Default. Any one or more of the following events shall be considered an “Event of Default” as that term is used herein:
     (a) Borrower shall fail to pay when due or declared due the principal of, and the interest on, the Notes or any fee or any other indebtedness of Borrower incurred pursuant to this Agreement or any of the other Loan Documents; or
     (b) Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to the Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including Financial Statements), certificate, report or other data furnished or to be furnished or made by Borrower or any Subsidiary under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or
     (c) Default shall be made in the due observance or performance of any of the covenants or agreements of Borrower or any Subsidiary contained in the Loan Documents, including this Agreement (excluding covenants contained in Section 13 of the Agreement for which there is no cure period), and such default shall continue for more than thirty (30) days after written notice from Agent is received by Borrower; or
     (d) Default shall be made in the due observance or performance of the covenants of Borrower contained in Section 13 of this Agreement; or
     (e) Default shall be made in respect of any obligation for borrowed money other than the Notes, for which Borrower or any Subsidiary is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other consensual security interest with respect thereto, on any asset or property of Borrower or any Subsidiary or in respect of any agreement relating to any such obligations, unless the aggregate amount of such obligations in respect of which such default shall have occurred is less than $1,000,000; or
     (f) Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or
     (g) An involuntary case or other proceeding, shall be commenced against Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against Borrower or any Subsidiary under the federal bankruptcy laws as now or hereinafter in effect; or
     (h) A final judgment or order for the payment of money in excess of $1,000,000 (or judgments or orders aggregating in excess of $1,000,000) shall be rendered against Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or
     (i) In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Notes, and Borrower shall fail to comply with the provisions of Section 9(b) hereof; or
     (j) An event of default (as defined therein) shall occur under any agreement entered into in connection with any Rate Management Transaction; or
     (k) A Change of Control shall occur; or

     (l) Any Lien for failure to pay income, payroll, FICA or similar taxes shall be filed by the U. S. Government or any agent or instrumentality thereof against Borrower or any Subsidiary, or any of their respective assets; or
     (m) Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or Borrower or any Subsidiary shall so assert; or
     (n) An Event of Default (as defined therein) shall occur under the terms of the Indenture or under any document or instrument executed in connection therewith.
     Upon occurrence of any Event of Default specified in Subsections 14(f) and (g) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become automatically and immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any other Event of Default, the Agent, upon request of Majority Lenders, shall by written notice to the Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding.
     Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of Borrower against any and all of the indebtedness of the Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Lenders shall be applied against the indebtedness owed the Lenders by the Borrower pursuant to this Agreement and the Notes. The Lenders agree promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

     15. The Agent and the Lenders.
     (a) Appointment and Authorization. Each Lender hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to the Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to promptly distribute to each Lender all material information, requests, documents and items received from the Borrower or any Subsidiary under the Loan Documents; (vii) to promptly distribute to each Lender such Lender’s Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders. Each Lender hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its Commitment hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Lender. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower or any Subsidiary, and any Person which may do business with the Borrower or any Subsidiary, all as if Agent and any successor Agent was not Agent hereunder and without any duty to account therefor to the Lenders; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of the Borrower or any Subsidiary arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrower and each Subsidiary arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its Pro Rata Part thereof. Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of the Borrower and each Subsidiary to such Lender as of the time of such request.

     (b) Note Holders. From time to time as other Lenders become a party to this Agreement, Agent shall obtain execution by Borrower of additional Notes in amounts representing the Commitments of each such new Lender, up to an aggregate face amount of all Notes not exceeding $600,000,000. The obligation of such Lender shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Agent may require that the Lenders exchange their Notes for newly issued Notes to better reflect the Commitments of the Lenders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.
     (c) Consultation with Counsel. Lenders agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. LENDERS ACKNOWLEDGE THAT COTTON, BLEDSOE, TIGHE & DAWSON IS COUNSEL FOR CITIBANK, BOTH AS AGENT AND AS A LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.
     (d) Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.
     (e) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Lenders and Borrower, and Agent may be removed at any time with or without cause by all Lenders (excluding the Agent). If no successor Agent has been so appointed by Majority Lenders (and approved by the Borrower) and has accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Any successor Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 15 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent. To be eligible to be an Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Commitments equal to the level of Commitment required to be held by any Lender pursuant to Section 29 hereof.
     (f) Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Lender or the Borrower that such Lender or the Borrower consider that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable. The Syndication Agent shall have no responsibilities as an agent hereunder.
     Agent shall not be responsible to Lenders for any of the Borrower’s or any Subsidiary’s recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure by the Borrower or any Subsidiary to perform any of their obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
     The relationship between Agent and each Lender is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrower, any Subsidiary or any of their beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.
     Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Lenders, any and all rights afforded to Agent by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not (i) subject to the provisions of Section 7(f), without the consent of Majority Lenders, designate the amount of the Borrowing Base or (ii) without the consent of Majority Lenders take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding clause (ii) without the consent of all Lenders which: (a) would increase the Borrowing Base, (b) would reduce any fees hereunder, or the principal of, or the interest on, any Lender’s Note or Notes, (c) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender’s Note or Notes, (d) would increase the aggregate Commitments or any Lender’s individual Commitment hereunder or would materially alter Agent’s obligations to any Lender hereunder, (e) would release Borrower from its obligation to pay any Lender’s Note or Notes, (f) would change the definition of Majority Lenders, (g) would extend the Maturity Date, (h) would release any Collateral (except as permitted in Section 15(q) hereof), or (i) would amend this sentence or the previous sentence. Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Agent, in which case only the Agent responsible for such gross negligence shall have liability therefor to the Lenders.
     (g) Independent Investigation. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by Agent in connection herewith, and each Lender represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of the Borrower while the Notes are outstanding or its Commitments hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Subsidiary of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any Subsidiary. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary which may come into the possession of Agent.
     (h) Indemnification. Lenders agree to indemnify Agent and the Syndication Agent (“Indemnified Agents”) ratably according to their respective Commitments on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against any Indemnified Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by any Indemnified Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Agent’s gross negligence or willful misconduct. Each Lender shall be entitled to be reimbursed by any such Indemnified Agent for any amount such Lender paid to any such Indemnified Agent under this Section 15(h) to the extent such Indemnified Agent has been reimbursed for such payments by Borrower or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT THE INDEMNIFIED AGENTS FROM THE CONSEQUENCES OF ANY LIABILITY, INCLUDING STRICT LIABILITY, IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNFIED AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.
     (i) Benefit of Section 15. The agreements contained in this Section 15 are solely for the benefit of Agent, Syndication Agent and the Lenders and are not for the benefit of, or to be relied upon by, the Borrower, any Affiliate of the Borrower or any other Person.
     (j) Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by the Borrower and each collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, that are payable by the Borrower, shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make an Advance as contemplated under Section 3 hereof and Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or

Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances.
     (k) Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from the Borrower prior to the date on which any payment is due to Lenders hereunder that the Borrower will not make such payment in full, Agent may, but shall not be required to, assume that the Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the interest rate applicable to such portion of the Loan.
     (l) Other Financings. Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with Borrower or any Subsidiary (collectively referred to herein as “Other Financings”) other than the obligations hereunder; (b) any present or future guarantees by or for the account of Borrower or any Subsidiary which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of Borrower or any Subsidiary arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.
     (m) Interests of Lenders. Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose. Agent, Lenders and Borrower recognize that the respective obligations of Lenders under the Commitments shall be several and not joint and that neither Agent nor any of Lenders shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrower under the Commitments on a Pro Rata basis. Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

     (n) Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the Lenders, Agent may invest such funds pending distribution (at the risk of the Borrower). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to the Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.
     (o) Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which perform duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under this Section 15 and Section 19.
     (p) Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver the Security Instruments and all related financing statements and other financing statements, agreements, documents or instruments that shall be necessary or appropriate to effect the purposes of the Security Instruments.
     (q) Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents, or instruments as shall be necessary or appropriate to reflect any releases of Collateral which shall be permitted by the terms hereof (including, without limitation, the release of Collateral that Borrower or any Subsidiary is permitted to sell pursuant to Section 13(a)(ii) hereof) or of any other Loan Document or which shall otherwise have been approved by the requisite Lenders pursuant to this Section 15.
     (r) Internal Revenue Service Forms. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or W-8

IMY or W-8 EXP or such other form as may be applicable and allowable under the Internal Revenue Code and the regulations thereunder (collectively, a “Withholding Form”), certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Withholding Form further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (s) Syndication Agent. The Lender identified in this Agreement as the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent as it makes with respect to the Agent in Section 15(f).
     16. Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of the Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and the Lenders hereunder shall be in addition to all other rights provided by law.
     17. Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents or instruments referred to herein must be given in writing (which may be by bank wire, telecopy or similar writing) and shall be given to the party to whom such notice or communication is directed at the address or telecopy number of such party as follows:

(a)	BORROWER:

1004 North Big Spring, Suite 400 Midland, Texas 79701 Facsimile (432) 684-3905 Attention: Steven D. Foster, Chief Financial Officer

(b)	AGENT and LENDERS:

c/o CITIBANK 1004 N. Big Spring, Suite 121 Midland, Texas 79701 Facsimile: (432) 685-1835 Attention: Ryan Monroe, Vice President
Any such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 17 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) days after deposit in the mails with first-class postage, prepaid, as addressed as aforesaid or (c) if given by any other method, when delivered at the address specified in this Section 17; provided, however, that notices to the Agent under Sections 2, 3, 4 or 5 hereof shall not be effective until received. Any notice required to be given to the Lenders shall be given to the Agent and distributed to all Lenders by the Agent.
     18. Expenses. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent in connection with the preparation of any participation agreement for a participant or participants or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Lenders, including reasonable fees and disbursements of counsel, in connection with such Default and Event of Default and collection and other enforcement proceedings resulting therefrom. THE BORROWER HEREBY ACKNOWLEDGES THAT COTTON, BLEDSOE, TIGHE & DAWSON IS SPECIAL COUNSEL TO CITIBANK, AS AGENT AND AS A LENDER, UNDER THIS AGREEMENT AND THAT IT IS NOT COUNSEL TO, NOR DOES IT REPRESENT THE BORROWER IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. The Borrower is relying on separate counsel in the transaction described herein. The Borrower shall indemnify the Lenders against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 18 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes.
     19. Indemnity. The Borrower hereby agrees to, and agrees to cause each Subsidiary to, indemnify the Agent, each Lender, their respective Affiliates, and each of their directors, officers, and employees (the “Indemnified Parties”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all attorney’s fees and expenses of litigation or preparation therefor of any Indemnified Party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder even if any of the foregoing arises out of the ordinary negligence of the party seeking indemnification except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to any Indemnified Party hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON THE INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.
     20. Non-Liability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower or any Subsidiary. Neither the Agent nor any Lender undertakes any responsibility to the Borrower or any Subsidiary to review or inform the Borrower or any Subsidiary of any matter in connection with any phase of the Borrower’s or any Subsidiary’s businesses or operations. The Borrower agrees that neither the Agent nor any Lender shall have any liability to the Borrower or any Subsidiary (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any Subsidiary in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement and the other Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such loss resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the

Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any Subsidiary in connection with, arising out of, or in any way related to this Agreement, the Loan Documents or any transaction contemplated thereby.
     21. Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN MIDLAND, MIDLAND COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.
     22. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
     23. Maximum Interest Rate. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Lender ever receives, collects or applies as interest any such excess, or if an acceleration of the maturities of any Notes or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the Maximum Rate.

     For purposes of Section 303 of the Texas Finance Code, to the extent applicable to any Lender or Agent, Borrower agrees that the Maximum Rate shall be the “weekly ceiling” as defined in said Chapter, provided that such Lender or Agent, as applicable, may also rely, to the extent permitted by applicable laws of the State of Texas and the United States of America, on alternative maximum rates of interest under the Texas Finance Code or other laws applicable to such Lender or Agent from time to time if greater. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
     24. Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing signed by Borrower, and Majority Lenders (or by Agent on behalf of Majority Lenders) subject to the additional requirements of Section 15(f) hereof, to the extent applicable. No such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.
     25. Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts (including by facsimile transmission), each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.
     26. Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.
     27. Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.
     28. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that Borrower may not, without the prior written consent of all of the Lenders, assign any rights, powers, duties or obligations hereunder.

     29. Assignments and Participations.
     (a) Each Lender shall have the right to sell, assign or transfer all or any part of its Note or Notes, its Commitment and its rights and obligations hereunder to one or more Affiliates, Lenders, financial institutions, pension plans, insurance companies, investment funds, or similar Persons who are Eligible Assignees or to a Federal Reserve Bank; provided, that each sale, assignment or transfer (other than to an Affiliate, a Lender or a Federal Reserve Bank) shall require the consent of Agent and the Borrower, which consents will not be unreasonably withheld; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required. Any such assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Lender and a holder of such Note, Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders or Majority Lenders and the obligation to fund its Commitment; provided, that (1) each such sale, assignment, or transfer (other than to an Affiliate, a Lender or a Federal Reserve Bank) shall be in an aggregate principal amount not less than $5,000,000, (2) each remaining Lender shall at all times maintain its Commitment then outstanding in an aggregate principal amount at least equal to $5,000,000; (3) each such sale, assignment or transfer shall be of a Pro Rata portion of such Lender’s Commitment, (4) no Lender may offer to sell its Note or Notes, Commitment, rights and obligations or interests therein in violation of any securities laws; and (5) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Lender and its assignee delivers to Agent and Borrower an Assignment and Acceptance and the Note or Notes subject to such assignment and other documents evidencing any such assignment. An assignment fee in the amount of $3,500 for each such assignment (other than to an Affiliate, a Lender or the Federal Reserve Bank) will be payable to Agent by assignor or assignee. Within five (5) Business Days after its receipt of copies of the Assignment and Acceptance and the other documents relating thereto and the Note or Notes, the Borrower shall execute and deliver to Agent (for delivery to the relevant assignee) a new Note or Notes evidencing such assignee’s assigned Commitment and if the assignor Lender has retained a portion of its Commitment, a replacement Note in the principal amount of the Commitment retained by the assignor (except as provided in the last sentence of this paragraph (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Lender). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Lender, party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or the Agent shall be required to release the transferor Lender with respect to its Commitment assigned to such assignee and the transferor Lender shall henceforth be so released.

     (b) Each Lender shall have the right to grant participations in all or any part of such Lender’s Notes and Commitment hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:
     (i) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lenders or Majority Lenders (except as set forth in (iii) below);
     (ii) in the event any Lender grants a participation hereunder, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Agent, each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted; and
     (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder, except that any Lender may agree with any participant that such Lender will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Lenders.
     (c) It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower’s properties and operations which was provided to such Lender pursuant to this Agreement, provided, that each recipient thereto has first agreed, for the benefit of Borrower, to hold such information, reports and data in confidence on the terms set out in Section 12(j) hereof.
     (d) Upon the reasonable request of either Agent or Borrower, each Lender will identify those to whom it has assigned or participated in any part of its Notes and Commitment, and provide the amounts so assigned or participated.
     30. Choice of Forum: Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN MIDLAND COUNTY, TEXAS. ANY SUIT, ACTION OR

PROCEEDING AGAINST BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF MIDLAND, OR IN THE UNITED STATES COURTS LOCATED IN MIDLAND COUNTY, TEXAS AND THE BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY AGENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17. BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF MIDLAND, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     31. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVE, RELINQUISH AND FOREVER FOREGO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     32. Other Agreements. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     33. Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.
     34. Communications Via Internet. Borrower hereby authorizes the Agent and each Lender and their respective counsel, engineers and advisors to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower and the Collateral or the business affairs of Borrower via the Internet or other electronic communication without regard to the lack of security of such communications.

     35. Amendment and Restatement. This Agreement amends and restates in its entirety the Prior Credit Agreement.
     36. USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: PARALLEL PETROLEUM CORPORATION, a Delaware corporation
By:	/s/ Steven D. Foster
Steven D. Foster
Chief Financial Officer

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	LENDERS: CITIBANK, N.A., a national banking association, as Joint Lead Arranger and Administrative Agent and as a Lender
21%	By:	/s/ Ryan Monroe
Ryan Monroe
Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	BNP PARIBAS, as Joint Lead Arranger and Syndication Agent and as a Lender
24%	By:	/s/ Richard Hawthorne
Richard Hawthorne
Director

	By:	/s/ Courtney Kubesch
Courtney Kubesch
Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	WESTERN NATIONAL BANK, as a Lender
7.381%	By:	/s/ Wesley D. Bownds
Wesley D. Bownds
President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	COMPASS BANK, as a Lender
17.35%	By:	/s/ Kathleen J. Bowen
Kathleen J. Bowen
Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	COMERICA BANK, as a Lender
9.739%	By:	/s/ Peter L. Sefzik
Peter L. Sefzik
Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	BANK OF SCOTLAND plc, as a Lender
13.03%	By:	/s/ Karen Weich
Karen Weich
Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMMITMENT PERCENTAGE AS OF EFFECTIVE DATE:	TEXAS CAPITAL BANK, N.A., as a Lender
7.50%	By:	/s/ Brian J. Petet
Brian J. Petet
Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT]

EXHIBIT “A”
NOTICE OF BORROWING
     The undersigned hereby certifies that he is the                                          of PARALLEL PETROLEUM CORPORATION, a Delaware corporation (“Borrower”), and that as such he is authorized to execute this Notice of Borrowing on behalf of Borrower. With reference to that certain Fourth Amended and Restated Credit Agreement dated as of May 16, 2008 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Agreement”) entered into by and among Borrower, Citibank, N.A., as Joint Lead Arranger and Administrative Agent, BNP Paribas, as Joint Lead Arranger and Syndication Agent and CITIBANK, N.A., and the other financial institutions party thereto (the “Lenders”), the undersigned further certifies, represents and warrants on behalf of Borrower that all of the foregoing statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) Borrower requests that the Lenders advance Borrower on the Loan the aggregate sum of $________________ by no later than _______________. Immediately following such Advance, the aggregate outstanding balance of Advances shall equal $                     on the Loan.
     (b) This Advance shall be a Base Rate Loan                     , or a LIBOR Loan                     , (if LIBOR please state requested Interest Period: ___ months).
     (c) As of the date hereof, and as a result of the making of the requested Advance, there does not and will not exist any Default or Event of Default.
     (d) Borrower has performed and complied with all agreements and conditions contained in the Agreement and the other Loan Documents which are required to be performed or complied with by Borrower before or on the date hereof.
     (e) The representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof and shall be true and correct upon the making of the Advance, with the same force and effect as though made on and as of the date hereof and thereof (except to the extent such representations and warranties relate solely to an earlier date).
     (f) No change that would cause a Material Adverse Effect to the condition, financial or otherwise, of Borrower or, to the knowledge of Borrower, any Subsidiary has occurred since the most recent Financial Statement provided to the Lenders.

A-1

     EXECUTED AND DELIVERED this ___ day of                     , 20___.

PARALLEL PETROLEUM CORPORATION, a Delaware corporation
By:
Name:
Title:

A-2

EXHIBIT “B”
REVOLVING NOTE

$	Midland, Texas	May 16, 2008
     FOR VALUE RECEIVED, the undersigned PARALLEL PETROLEUM CORPORATION, a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of                                          (the “Lender”) at the offices of CITIBANK, N.A. (the “Agent”) in Midland County, Texas, the principal sum of                                          AND ___/100 DOLLARS ($                    ), or so much thereof as may be advanced and outstanding at any time or from time to time pursuant to the Credit Agreement (as hereinafter defined) in lawful money of the United States of America together with interest from the date hereof until paid at the rates specified in the Credit Agreement. All payments of principal and interest due hereunder are payable at the offices of Agent at 1004 N. Big Spring, Suite 121, Midland, Texas 79701, or at such other address as Lender shall designate in writing to Borrower.
     The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement.
     This Note is executed pursuant to that certain Fourth Amended and Restated Credit Agreement dated of even date herewith among Borrower, Citibank, N.A., as Joint Lead Arranger and Administrative Agent, BNP Paribas, as Joint Lead Arranger and Syndication Agent, and the Lenders from time to time parties thereto (as the same may be modified or amended from time to time, the “Credit Agreement”), and is one of the Notes referred to therein. Reference is made to the Credit Agreement and the Loan Documents (as that term is defined in the Credit Agreement) for a statement of prepayment rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement and Loan Documents, the Agent may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and the Lender shall have all rights and remedies of the Lender under the Credit Agreement and Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.
     Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate (as such term is defined in the Credit Agreement), and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.
     If any payment of principal or interest on this Note shall become due on a day other than a Business Day (as such term is defined in the Credit Agreement), such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.
     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.
     Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.
     This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Texas.
     THIS INSTRUMENT SECURES A LINE OF CREDIT USED PRIMARILY FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES.
     This Note is executed in renewal, extension, increase and rearrangement, but not in extinguishment or novation, of that certain Revolving Note dated                                         , in the

original principal amount of $                    , executed by Borrower and payable to the order of Lender.
     THIS WRITTEN NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     EXECUTED as of the date and year first above written.

BORROWER: PARALLEL PETROLEUM CORPORATION a Delaware corporation
By:
Steven D. Foster
Chief Financial Officer

EXHIBIT “C”
CERTIFICATE OF COMPLIANCE
     The undersigned hereby certifies that he is the                                          of PARALLEL PETROLEUM CORPORATION, a Delaware corporation (“Borrower”), and that as such he is authorized to execute this Certificate of Compliance on behalf of Borrower. With reference to that certain Fourth Amended and Restated Credit Agreement, dated as of May 16, 2008 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Agreement”) entered into by and among the Borrower, Citibank, N.A., as Joint Lead Arranger and Administrative Agent, BNP Paribas, as Joint Lead Arranger and Syndication Agent, and CITIBANK, N.A., as “Agent,” for itself and the Lenders signatory thereto (the “Lenders”), the undersigned further certifies, represents and warrants on behalf of Borrower that all of the following statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) Borrower has fulfilled in all material respects its obligations under the Notes and Loan Documents, including the Agreement, and all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects [if the representations and warranties are not true and correct, the party signing this certificate shall except from the foregoing statement the matters for which such representations and warranties are no longer true specifying the nature of any such change.]
     (b) No Default or Event of Default has occurred under the Loan Documents, including the Agreement [if a Default or Event of Default has occurred, the party certifying hereto shall specify the facts constituting the Default or Event of Default and the nature and status thereof].
     (c) To the extent requested from time to time by the Agent, the certifying party shall specifically affirm compliance of the Borrower in all material respects with any of its representations and warranties (except to the extent they relate solely to an earlier date) or obligations under the Loan Documents.
     (d) Financial Computations for the period ending ______ (provide calculations on a consolidated basis):
(i) Current Ratio;
(ii) Funded Debt Ratio; and
(iii) Adjusted Consolidated Net Worth.

C-1

     EXECUTED, DELIVERED AND CERTIFIED TO this ___ day of                     , 20___.

PARALLEL PETROLEUM CORPORATION, a Delaware corporation
By:
Name:
Title:

C-2

EXHIBIT “D”
ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                      (the “Assignor”) and                                          (the “Assignee”) is dated as of                     , 20___. The parties hereto agree as follows:
     1. PRELIMINARY STATEMENT. The Assignor is a party to a Fourth Amended and Restated Credit Agreement (which, as it may be amended, modified, restated, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 2 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.
     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.
     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the

Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas
     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.
     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement as of the date first above written.

[ASSIGNOR]
By:
Title:

Address:

[ASSIGNEE]
By:
Title:

Address:

(If required) ACKNOWLEDGED AND CONSENTED TO: CITIBANK, N.A. as Administrative Agent
By:
Name:
Title:

PARALLEL PETROLEUM CORPORATION a Delaware corporation
By:
Name:
Title:

SCHEDULE “1”
(Section 10(v))
LIENS
None.

SCHEDULE “2”
(Section 10(f))
FINANCIAL CONDITION
None.

SCHEDULE “3”
(Section 10(g))
LIABILITIES
None.

SCHEDULE “4”
(Section 10(h))
LITIGATION
Pending or Threatened Litigation,
Legal or Administrative Proceedings
None.

SCHEDULE “5”
(Section 10(y))
GAS IMBALANCES; PREPAYMENTS
None.

SCHEDULE “6”
(Section 12(s))
TITLE MATTERS
None.

SCHEDULE “7”
(Section 12(t))
CURATIVE MATTERS
None.